October 17, 2007                            Mr. Richard G. Spencer
                                            President & Chief Executive Officer
                                            (412) 367-3300
                                            E-mail: rspencer@fidelitybank-pa.com

For Immediate Release

                             FIDELITY BANCORP, INC.
                      ANNOUNCES FOURTH QUARTER DIVIDEND AND
                      EXTENSION OF STOCK REPURCHASE PROGRAM

COMMON STOCK DIVIDEND
---------------------

PITTSBURGH, PA - October 17, 2007 - The Board of Directors of Fidelity Bancorp, Inc., the holding company for Fidelity Bank, yesterday declared a quarterly cash dividend of $.14 per share on the Company's common stock. The dividend is payable November 30, 2007 to stockholders of record November 15, 2007. This represents the 77th uninterrupted quarterly cash dividend paid to stockholders.

STOCK REPURCHASE PROGRAM
------------------------

Fidelity Bancorp, Inc. announced that the Board of Directors authorized a twelve
(12) month extension of its Stock Repurchase Program. This action will extend the repurchase program through October 17, 2008.

The Program, originally announced in October 2005, authorized the repurchase of up to 5%, or approximately 147,000 shares, of the Company's outstanding common stock. As of October 2007 the Company has repurchased approximately 21%, or approximately 31,000 shares, of the total shares authorized for repurchase. Repurchases are authorized to be made by the Company from time to time in open market transactions or in privately negotiated transactions as, in management's opinion, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.




Fidelity Bancorp, Inc. is the holding company of Fidelity Bank, a Pennsylvania chartered, FDIC-insured savings bank conducting business through thirteen (13) offices in Allegheny and Butler counties.